Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: Almira Pusch ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2021 Results

NEW YORK, April 22, 2021 — Travelzoo® (NASDAQ: TZOO):

•Consolidated revenue of $14.3 million, down 30% year-over-year and up 14% quarter- over-quarter
•Non-GAAP consolidated operating profit of $0.6 million
•Earnings per share (EPS) of ($0.14) attributable to Travelzoo from continuing operations
•Cash flow from operations of $9.1 million

Travelzoo, a global Internet media company that publishes exclusive offers and experiences for members, today announced financial results for the first quarter ended March 31, 2021.
Consolidated revenue was $14.3 million, down 30% from $20.3 million year-over-year and up 14% from $12.5 million in the prior quarter. Reported revenue excludes revenue from discontinued operations in Asia Pacific. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members.

The reported net loss attributable to Travelzoo from continuing operations was $1.6 million for Q1 2021. At the consolidated level, including minority interests, the reported net loss from continuing operations was $1.7 million. EPS from continuing operations was ($0.14), compared to ($0.32) in the prior-year period.

Non-GAAP operating profit was $0.6 million. The calculation of non-GAAP operating profit excludes amortization of intangibles ($0.3 million), stock option expenses ($0.9 million), and severance-related expenses ($0.2 million). See section “Non-GAAP Financial Measures” below.
1/11

“We see continued improvement in our business. Travelzoo is loved by travel enthusiasts who look for quality offers. Travelzoo members are affluent, active, and open for new experiences. 75% say Travelzoo influences their travel destinations because they trust Travelzoo. We believe that trust is becoming an important competitive advantage for Travelzoo”, said Holger Bartel, Global CEO.

Cash Position
As of March 31, 2021, consolidated cash, cash equivalents and restricted cash were $72.0 million. Cash flow from operations was $9.1 million. There were no significant capital expenditures.

Reserve
Reported revenues include a reserve of $4.0 million related to commissions to be earned from vouchers sold. The reserve is booked as contra revenue. For Q1 2021, an adjustment to the reserve reduced reported revenue by $56,000.

Travelzoo North America
North America business segment revenue decreased 23% year-over-year to $9.8 million. Operating profit for Q1 2021 was $39,000, or 0.4% of revenue, compared to an operating loss of $976,000 in the prior-year period.

Travelzoo Europe
Europe business segment revenue decreased 48% year-over-year to $3.6 million. Operating loss for Q1 2021 was $696,000, compared to an operating loss of $1.3 million in the prior-year period.

Jack’s Flight Club
On January 13, 2020, Travelzoo acquired 60% of Jack’s Flight Club, a membership subscription service. Jack’s Flight Club revenue increased 30% year-over-year to $887,000. Operating loss for Q1 2021 was $110,000, compared to an operating loss of $3.0 million in the prior-year period. After consolidation with Travelzoo, Jack’s Flight Club's net loss was $121,000, with $73,000 attributable to Travelzoo as a result of recording $284,000 of amortization of intangible assets related to the acquisition.

2/11

Licensing
In June 2020, Travelzoo sold its subsidiary in Japan, Travelzoo Japan K.K., to Mr. Hajime Suzuki. In connection with the sale, Travelzoo and Travelzoo Japan K.K. entered into a royalty-bearing licensing agreement for the exclusive use of Travelzoo members in Japan. In August 2020, Travelzoo sold its Singapore subsidiary to Mr. Julian Rembrandt and entered into a royalty-bearing licensing agreement for, among other things, the exclusive use of Travelzoo's members in Australia, New Zealand, and Singapore. Under the licensing agreements, Travelzoo's existing members in Australia, Japan, New Zealand, and Singapore will continue to be owned by Travelzoo as the licensor. Licensing revenue is booked with a lag of one quarter. Licensing revenue from Japan of $9,000 generated in Q4 2020 was recognized in Q1 2021.

Members and Subscribers
As of March 31, 2021, we had 31.8 million members worldwide. In North America, the unduplicated number of Travelzoo members was 18.1 million as of March 31, 2021, up 7% from March 31, 2020. In Europe, the unduplicated number of Travelzoo members was 8.6 million as of March 31, 2021, down 6% from March 31, 2020. On March 15, 2021, Travelzoo added more than 2 million new members in the U.S. in connection with a direct competitor from Europe exiting the U.S. market. Jack’s Flight Club had 1.6 million subscribers as of March 31, 2021, down from 1.7 million subscribers as of March 31, 2020.

Discontinued Operations
As announced in a press release on March 10, 2020, Travelzoo decided to exit its Asia Pacific business which in 2019 reduced EPS by $0.60. The Asia Pacific business has been classified as discontinued operations since March 31, 2020. Prior periods have been reclassified to conform with the current presentation. Certain reclassifications have been made for current and prior periods between the continued operations and the discontinued operations in accordance with U.S. GAAP.

Income Taxes
Income tax expense was $742,000 in Q1 2021, compared to an income tax benefit of $517,000 in the prior-year period.
3/11

Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Travelzoo’s calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: impairment of intangibles and goodwill, amortization of intangibles, stock option expenses, and severance- related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Looking Ahead
We currently currently expect for Q2 2021 to report significantly higher revenue and profitability. We see a trend of recovery of our revenue. We have been able to reduce our operating expenses, and we believe we can contain many of the lower costs in the foreseeable future.

Conference Call
Travelzoo will host a conference call to discuss first quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call; and
•access the webcast.

4/11

About Travelzoo
Travelzoo® provides our 30 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 20 years we have worked in partnership with more than 5,000 top travel suppliers—our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo, Top 20, and Jack's Flight Club are registered trademarks of Travelzoo.

5/11

Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2021	2020
Revenues	$14,284	$20,327
Cost of revenues	3,018	2,703
Gross profit	11,266	17,624
Operating expenses:
Sales and marketing	6,790	13,094
Product development	683	1,428
General and administrative	4,560	5,522
Impairment of intangible asset and goodwill	—	2,920
Total operating expenses	12,033	22,964
Operating loss	(767)	(5,340)
Other income (loss), net	(166)	(6)
Loss from continuing operations before income taxes	(933)	(5,346)
Income tax expense (benefit)	742	(517)
Loss from continuing operations	(1,675)	(4,829)
Loss from discontinued operations, net of tax	(15)	(2,919)
Net loss	(1,690)	(7,748)
Net loss attributable to non-controlling interest	(48)	(1,139)
Net loss attributable to Travelzoo	$(1,642)	$(6,609)

Net loss attributable to Travelzoo—continuing operations	$(1,627)	$(3,690)
Net loss attributable to Travelzoo—discontinued operations	$(15)	$(2,919)

Loss per share—basic
Continuing operations	$(0.14)	$(0.32)
Discontinued operations	$—	$(0.26)
Net loss per share —basic	$(0.14)	$(0.58)

Loss per share—diluted
Continuing operations	$(0.14)	$(0.32)
Discontinued operations	$—	$(0.26)
Net loss per share—diluted	$(0.14)	$(0.58)
Shares used in per share calculation from continuing operations—basic	11,391	11,439
Shares used in per share calculation from discontinued operations—basic	11,391	11,439
Shares used in per share calculation from continuing operations—diluted	11,391	11,439
Shares used in per share calculation from discontinued operations—diluted	11,391	11,439
6/11

Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$70,862	$63,061
Accounts receivable, net	7,293	4,519
Prepaid income taxes	1,443	931
Deposits	101	137
Prepaid expenses and other	3,275	1,166
Assets from discontinued operations	123	230
Total current assets	83,097	70,044
Deposits and other	1,351	745
Deferred tax assets	4,400	5,067
Restricted cash	1,157	1,178
Operating lease right-of-use assets	8,474	8,541
Property and equipment, net	1,152	1,347
Intangible assets, net	4,250	4,534
Goodwill	10,944	10,944
Total assets	$114,825	$102,400
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,750	$6,996
Merchant payable	70,094	57,104
Accrued expenses and other	10,827	8,649
Deferred revenue	2,417	2,688
Operating lease liabilities	3,796	3,587
PPP notes payable - current portion	3,459	2,849
Income tax payable	201	326
Liabilities from discontinued operations	580	671
Total current liabilities	100,124	82,870
PPP notes payable	204	814
Deferred tax liabilities	235	357
Long-term operating lease liabilities	10,558	10,774
Other long-term liabilities	2,027	1,085
Total liabilities	113,148	95,900
Non-controlling interest	4,560	4,609
Common stock	115	114
Treasury stock (at cost)	(1,583)	—
Additional paid-in capital	4,279	6,239
Retained earnings (accumulated deficit)	(2,045)	(403)
Accumulated other comprehensive loss	(3,649)	(4,059)
Total stockholders’ equity (deficit)	(2,883)	1,891
Total liabilities and stockholders’ equity	$114,825	$102,400
7/11

Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(1,690)	$(7,748)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	484	551
Stock-based compensation	882	23
Deferred income tax	541	(609)
Impairment of intangible assets and goodwill	—	2,920
Loss on long-lived assets	—	437
Loss on equity investment in WeGo	—	195
Net foreign currency effects	(152)	(681)
Provision for loss on accounts receivable and other reserves	(454)	1,441
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,229)	2,509
Income tax receivable	(545)	989
Prepaid expenses and other	(2,357)	862
Accounts payable	1,727	547
Merchant payable	13,212	(6,940)
Accrued expenses and other	(641)	704
Income tax payable	(126)	(333)
Other liabilities	412	2,077
Net cash provided by (used in) operating activities	9,064	(3,056)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(679)
Purchases of property and equipment	(7)	(131)
Net cash used in investing activities	(7)	(810)
Cash flows from financing activities:
Repurchase of common stock	(1,583)	(1,205)
Payment of promissory notes	—	(1,000)
Net cash used in financing activities	(1,583)	(2,205)
Effect of exchange rate on cash, cash equivalents and restricted cash	270	(272)
Net increase in cash, cash equivalents and restricted cash	7,744	(6,343)
Cash, cash equivalents and restricted cash at beginning of period	64,385	20,710
Cash, cash equivalents and restricted cash at end of period	$72,129	$14,367
8/11

Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended March 31, 2021	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$9,828	$3,569	$887	$—	$14,284
Intersegment revenue	(9)	9	—	—	—
Total net revenues	9,819	3,578	887	—	14,284
Operating income (loss)	$39	$(696)	$(110)	$—	$(767)

Three months ended March 31, 2020	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$12,549	$7,103	$683	$(8)	$20,327
Intersegment revenue	148	(156)	—	8	—
Total net revenues	12,697	6,947	683	—	20,327
Operating loss	$(976)	$(1,341)	$(3,015)	$(8)	$(5,340)

9/11

Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2021	2020
GAAP operating expense	$12,033	$22,964
Non-GAAP adjustments:
Impairment of intangible and goodwill (A)	—	2,920
Amortization of intangibles (B)	284	215
Stock option expenses (C)	882	23
Severance-related expenses (D)	223	217
Non-GAAP operating expense	10,644	19,589

GAAP operating income (loss)	(767)	(5,340)
Non-GAAP adjustments (A through D)	1,389	3,375
Non-GAAP operating income (loss)	622	(1,965)

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10/11